EXHIBIT 4.1 (c)



                       FIFTH AMENDMENT


     THIS FIFTH AMENDMENT, dated as of April 10, 2001 (this
"Amendment"), is among AMC ENTERTAINMENT INC., a Delaware corporation (the "Borrower"), and the Lenders (as defined below) signatories hereto.


                     W I T N E S S E T H:

     WHEREAS, the Borrower, certain financial institutions from time to time parties thereto (collectively, the "Lenders"), The Bank of Nova Scotia as administrative agent for the Lenders (the "Administrative Agent") and Bank of America National Trust and Savings Association as documentation agent (the "Documentation Agent") are parties to the Amended and Restated Credit Agreement, dated as of April 10, 1997 ( as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "Existing Credit Agreement");

     WHEREAS, the Borrower has requested that the Lenders amend the Existing Credit Agreement in certain respects, as described below; and

     WHEREAS, the Lenders have agreed, subject to the terms and conditions set forth herein, to amend the Existing Credit Agreement as set forth below (the Existing Credit Agreement, as amended by this Amendment, being referred to as the "Credit Agreement");

     NOW, THEREFORE, in consideration of the agreements herein contained, and for other valuable consideration receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.


                            PART I
                         DEFINITIONS

     SUBPART 1.1. Definitions. Terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.


                           PART II
                     AMENDMENTS TO THE
                 EXISTING CREDIT AGREEMENT

     Effective on (and subject to the occurrence of) the Fifth
Amendment Effective Date (as defined in Subpart 3.1), the Existing Credit Agreement is hereby amended in accordance with this Part.

     SUBPART 2.1. Amendments to Article I. Article I of the Existing Credit Agreement is hereby amended as set forth in Subparts 2.1.1 and 2.1.2.

     SUBPART 2.1.1. Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following definitions in such Section in the appropriate alphabetical sequence:

                    "Apollo" means (i) Apollo Management IV, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo IV Holders; (ii) Apollo Management V, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo V Holders; and (iii) their Affiliates.

                    "Apollo Group" means (i) Apollo; (ii) the Apollo Holders;
          (iii) any Affiliate of Apollo (including the Apollo
          Holders); and (iv) any Person with whom Apollo or any Apollo
          Holder may be deemed as part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

                    "Apollo Holders" means (i) Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF IV"), and Apollo
          Overseas Partners IV, L.P., a Cayman Islands exempted limited partnership ("AOP IV" (collectively with AIF IV, referred to as the "Apollo IV Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF IV or AOP IV assigns any of their respective interests in or to the Preferred Stock; and (ii)
          Apollo Investment Fund V, L.P., a Delaware limited partnership ("AIF V) and Apollo Overseas Partners V, L.P., a
          Cayman Islands exempted limited partnership ("AOP V"
          (collectively with AIF V, referred to as the "Apollo V
          Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF V or AOP V assigns any of their respective interests in or to the Preferred Stock.

               "Fifth Amendment" means the Fifth Amendment, dated as of April 10, 2001, among the Borrower and the Lenders party thereto.

               "Fifth Amendment Effective Date" is defined in Subpart 3.1 of the Fifth Amendment.

                    "Permitted Investors" means, collectively, the Durwood Interests and the Apollo Group.

                    "Preferred Stock" means the preferred Capital Stock to be issued by the Borrower on the Fifth Amendment Effective
          Date, the terms of which are set forth on the annex to the Closing Certificate delivered pursuant to the Fifth
          Amendment.

     SUBPART 2.1.2. Section 1.1 of the Existing Credit Agreement is hereby further amended as follows:

               (a) Clause (d) of the definition of "Change in Control" is hereby amended by deleting "the Durwood Interests", and inserting "the Permitted Investors" in its place.



                           PART III
                 CONDITIONS TO EFFECTIVENESS

     SUBPART 3.1. Effective Date and Conditions. This Amendment shall become effective on the date (the "Fifth Amendment Effective Date") when each of the conditions set forth in this Part have been satisfied.

     SUBPART 3.1.1. Execution of Counterparts. The Administrative Agent shall have received counterparts of this Amendment duly executed and delivered on behalf of the Borrower and the Required Lenders.

     SUBPART 3.1.2.  Closing Certificate.   The Administrative Agent
shall have received a Closing Certificate, executed and delivered by an Authorized Officer of the Borrower, annexed to which shall be copies of the documentation filed (or to be filed) with the Secretary of State of Delaware relating to the Preferred Stock to be issued to the Apollo Group.

     SUBPART 3.1.3. Repayment of Loans with Net Equity Proceeds. The Administrative Agent shall have received evidence satisfactory to it that the Borrower has repaid the outstanding principal amount of the Loans in an amount equal to the net equity proceeds received by the Borrower from the issuance of the Preferred Stock (or, if such amount is received after 3:00 p.m. New York time, that such net equity proceeds will be applied to a repayment of the Loans within one Business Day following receipt, and the Borrower hereby agrees to apply such net equity proceeds to a repayment of the Loans as required by this Subpart).

     SUBPART 3.1.4. Amendment Fee. The Administrative Agent shall have received an amendment fee (but only for the account of each Lender that has executed and delivered (including delivery by way of facsimile) a copy of this Amendment to the attention of Andrew Mattei at Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019 (19th floor), telecopy number 212-262-1910 at or prior to 5:00 p.m. New York time on April 16, 2001) in the amount of 5 basis points of such Lender's Commitment.

     SUBPART 3.1.5. Affirmation and Consent. The Administrative Agent shall have received an affirmation and consent in form and substance satisfactory to it, duly executed and delivered by each Guarantor.

     SUBPART 3.1.6. Legal Details, etc. All documents executed or submitted pursuant hereto shall be satisfactory in form and substance to the Administrative Agent and its counsel. The Administrative Agent and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as the Administrative Agent or its counsel may reasonably request. All legal matters incident to the transactions contemplated by this Amendment shall be satisfactory to the Administrative Agent and its counsel.


                           PART IV
                   MISCELLANEOUS PROVISIONS

     SUBPART 4.1. Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

     SUBPART 4.2. Loan Document Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement.

     SUBPART 4.3. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     SUBPART 4.4. Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement, any other Loan Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower or any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

     SUBPART 4.5. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     SUBPART 4.6. Payment of Fees and Expenses. The Borrower hereby agrees to pay and reimburse the Administrative Agent for all its reasonable fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and related documents, including all reasonable fees and disbursements of counsel to the Administrative Agent.

     SUBPART 4.7. Execution in Counterparts. This Amendment may be executed in any number of counterparts (including by way of facsimile) by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same agreement.

 SUBPART 4.8. Representations and Warranties. In order to induce the Lenders to execute and deliver this Amendment the Borrower hereby represents and warrants to the Lenders that
       (a) the execution, delivery and performance by it of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its Organic Documents or (ii) any law or contractual restriction binding on it;

       (b) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Amendment;

       (c) this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to the effect of (i) any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally, and (ii) the effect of general principles of equity; and

       (d) before and after giving effect to this Amendment, all of the statements set forth in Section 6.2.1 and 6.2.2 of the Existing Credit Agreement are true and correct.

 SUBPART 4.9. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provision hereunder.



 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

AMC ENTERTAINMENT INC.

By:    /s/Craig R. Ramsey
          Craig R. Ramsey
Title: Senior Vice President, Finance,
Chief Financial Officer,
and Chief Accounting Officer

THE BANK OF NOVA SCOTIA

By/s/ Ian A. Hodgart
    Ian A. Hodgart

BANK OF AMERICA, N.A.

By/s/ Matthew Koenig
    Matthew Koenig
Title: Managing Director

THE BANK OF NEW YORK

By:   /s/ Kristen Talaber
Kristen Talaber
Title:   Vice President

THE MITSUBISHI TRUST AND BANKING CORPORATION

By: /s/ Toshihiro Hayashi
Toshirhiro Hayashi
Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

By: /s/ Christina Moore
Christina Moore
Title: Assistant Vice President

FIRST UNION NATIONAL BANK

By: /s/ J. Matt MacIver, Jr.
J. Matt MacIver, Jr.
Title: Vice President

BANK HAPOALIM, B.M.

By: /s/ Marc Bosc
Marc Bosc
Title: Vice President
THE DAI-ICHI KANGYO BANK, LTD.,
CHICAGO BRANCH

By: /s/ Marvin Mirel Lazar
Marvin Mirel Lazar
Title: Vice President

THE INDUSTRIAL BANK OF JAPAN, LIMITED

By: /s/ Takuya Honjo
Takuya Honjo
Title: Deputy General Manager

  GENERAL ELECTRIC CAPITAL CORPORATION

  By: /s/ Janet K. Williams

    Janet K. Williams
  Title: Duly Authorized Signatory

  SUMITOMO MITSUI BANKING
       CORPORATION
  By: /s/ John H. Kemper
  Title: Senior Vice President

  STB DELAWARE FUNDING TRUST I

  By: /s/ Donald C. Hargadon
  Title: Vice President

    BANKERS TRUST COMPANY

  By:
  Title:

    U.S. BANK NATIONAL ASSOCIATION

  By:
  Title:

    MORGAN GUARANTY TRUST
  COMPANY OF NEW YORK

  By: /s/ Robert Bottamedi

    Robert Bottamedi
  Title: Vice President

  AG CAPITAL FUNDING PARTNERS L.P.

  By:
  Title:


  DICKSTEIN AND CO., L.P.

  By: /s/ Leigh Waxman
  Title: Vice President

  SALOMON BROTHERS HOLDING COMPANY,
     INC.

  By:  /s/ Edward A.C. Sutherland

    Edward A. C. Sutherland
  Title: Managing Director